Exhibit 99.1

Global Partners Announces Second-Quarter 2010 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--August 5, 2010--Global Partners LP (NYSE: GLP) today reported financial results for the three months ended June 30, 2010.

Net loss for the second quarter of 2010 was $1.1 million, or $0.07 per limited partner unit, compared with net income of $978,000, or $0.07 per diluted limited partner unit, for the same period in 2009.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended June 30, 2010 was $7.8 million, compared with $8.6 million for the second quarter of 2009.

Distributable cash flow for the second quarter of 2010 was $2.9 million, compared with $3.3 million for the comparable period in 2009.

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under "Use of Non-GAAP Financial Measures." Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended June 30, 2010 and 2009.

“Our second-quarter results reflect the effects of unusually warm weather across our markets, as well as higher expenses associated with the start-up of our acquisitions and organic projects,” said Eric Slifka, President and Chief Executive Officer of Global Partners. “Temperatures in the second quarter of 2010 were 30 percent warmer than the same period of 2009 and 36 percent warmer than normal, adversely impacting demand for heating-related fuels. This weakness was partially offset by strong results from our wholesale gasoline business. Wholesale gasoline posted a 56 percent increase in net product margin on higher volume, further demonstrating the strategic shift of our business toward transportation fuels and other year-round energy products.”

“In recent weeks we have announced a number of strategic initiatives with high return potential, and we are making excellent progress in bringing these acquisitions and projects online,” Slifka said. “Our agreement to acquire and supply 190 Mobil stations and also supply 31 additional stations across New England is now expected to close late in the third or early in the fourth quarter this year – ahead of our original schedule. The integration of our recently acquired terminals from Warex Terminals Corporation is proceeding smoothly. In addition, our ethanol terminal and rail expansion project with Canadian Pacific Railway in Albany is on track to become operational later this quarter. These strategic initiatives further transition our business mix to more ratable, year-round transportation-related fuels.”

Sales for the second quarter of 2010 were $1.5 billion, compared with $1.2 billion for the same period in 2009, reflecting higher commodity prices in the 2010 period. Wholesale segment sales were $1.4 billion and $1.1 billion in the second quarter of 2010 and 2009, respectively, accounting for approximately 94 percent of total sales in each period. Commercial segment sales were $96.0 million and $69.9 million in the second-quarter of 2010 and 2009, respectively, accounting for approximately 6 percent of total sales in each period.

Combined product volume totaled 735.8 million gallons in the second quarter of 2010, compared with 728.3 million gallons in the second quarter of 2009, as lower distillate volume in the 2010 period was offset by higher gasoline volume. Wholesale segment volume was 682.0 million gallons in the second quarter of 2010, unchanged from the 2009 second quarter. Commercial segment volume increased 18 percent to 53.8 million gallons in the second quarter of 2010 from 45.5 million gallons for the same period in 2009.

Combined gross profit was $27.7 million in the second quarter of 2010, level with the same period in 2009. Within Global Partners' wholesale segment, distillate net product margin decreased 52 percent to $6.5 million in the second quarter of 2010, compared with $13.5 million the year-earlier period. Gasoline net product margin increased 56 percent to $19.0 million from $12.1 million in the second quarter of 2009. Residual oil net product margin increased 6 percent to $2.4 million for the three months ended June 30, 2010 from $2.3 million in the second quarter of 2009.

Recent Highlights

  Global Partners announced an agreement with Exxon Mobil Corporation to purchase 190 Mobil branded retail gas stations in Massachusetts, Rhode Island and New Hampshire. The agreement includes the right to supply Mobil branded fuel to the acquired stations as well as to an additional 31 Mobil stations owned and operated by independent dealers in those same states.
  The Partnership completed its previously announced acquisition of three gasoline and distillate terminals in Newburgh, New York from Warex Terminals Corporation. The terminals have a combined storage capacity of 950,000 barrels, increasing Global Partners' total storage capacity to approximately 10.2 million barrels.
  Global Partners entered into a new $950 million senior secured credit facility that increases by $100 million the total commitments available under the Partnership’s previous credit facility. The new four-year agreement, with an expanded bank group, consists of an $800 million revolving credit facility to be used for working capital purposes and a $150 million revolving credit facility to be used for acquisitions and general corporate purposes. The agreement, which matures in May 2014, contains an accordion feature that enables the credit facility to be increased by up to $200 million to $1.15 billion.
  The Board of Directors of Global Partners' general partner, Global GP LLC, declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from April 1 through June 30, 2010.

Business Outlook

“The acquisitions and projects we are bringing online in the coming months give us tremendous confidence in Global’s growth over the long term,” Slifka said. “The Warex terminals significantly expand our transportation fuel storage capacity, and further strengthen our portfolio of high-quality terminals in prime, waterborne locations. Our CP Rail expansion project enables us to drive further supply efficiencies and expands our penetration in the ethanol market. Our pending acquisition of the Mobil stations and supply rights expands the breadth of our transportation fuel supply business and creates new opportunities in a key vertical market.”

“In the near term, we believe that the third quarter of 2010 will be weaker than the second quarter of this year due to a number of factors. These include the traditional summer slowness associated with our distillates business, fewer favorable buying opportunities in the supply markets and higher SG&A due to integrating and managing the Warex acquisition, the CP Rail expansion and the purchase of the Mobil stations and supply rights. In addition, the Mobil transaction will have start-up expenses. However, we believe that our operating performance will improve as we complete the integration of Warex, bring our ethanol expansion online and close the Mobil acquisition. We continue to be encouraged about our prospects for the fourth quarter and 2011.”

Financial Results Conference Call

Management will review Global Partners’ second-quarter 2010 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on the Global Partners' website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners' consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership's:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners' limited partners since it serves as an indicator of the Partnership's success in providing a cash return on their investment. In December 2009, we amended our partnership agreement to restate the provisions governing conversion of the subordinated units to use distributable cash flow to test whether we have "earned" the minimum quarterly distribution. Distributable cash flow means the Partnership's net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the Board of Directors of the Partnership's general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners' distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the New England states and New York. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol "GLP." For additional information, please visit www.globalp.com.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words "may," "believe," "should," "could," "expect," "anticipate," “plan,” “intend,” "estimate," “foresee,” "continue," “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements. Forward-looking statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause future results to be materially different from the results stated or implied in this news release. For additional information about risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent filings the Partnership makes with the Securities and Exchange Commission. Developments in any of these areas could cause Global Partners LP’s results to differ materially from results that have been or may be anticipated or projected. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this news release or, in the case of forward-looking statements, contained in any document incorporated by reference, the date of such document, and Global Partners LP expressly disclaims any obligation or undertaking to update these statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Sales	$1,530,451	$1,201,149	$3,492,835	$2,834,104
Cost of sales	1,502,740	1,173,360	3,419,717	2,755,601
Gross profit	27,711	27,789	73,118	78,503

Costs and operating expenses:
Selling, general and administrative expenses	13,891	13,299	30,469	31,374
Operating expenses	9,803	9,137	18,462	17,612
Amortization expenses	734	803	1,425	1,603
Total costs and operating expenses	24,428	23,239	50,356	50,589

Operating income	3,283	4,550	22,762	27,914

Interest expense	(4,374)	(3,422)	(8,438)	(7,198)

(Loss) income before income tax expense	(1,091)	1,128	14,324	20,716

Income tax expense	-	(150)	(387)	(875)

Net (loss) income	(1,091)	978	13,937	19,841

Less: General partner's interest in net (loss) income, including incentive distribution rights(1)	(50)	(67)	(349)	(443)

Limited partners' interest in net (loss) income	$(1,141)	$911	$13,588	$19,398

Basic net (loss) income per limited partner unit(2)	$(0.07)	$0.07	$0.89	$1.48

Diluted net (loss) income per limited partner unit(2)	$(0.07)	$0.07	$0.88	$1.46

Basic weighted average limited partner units outstanding	16,917	13,059	15,260	13,065

Diluted weighted average limited partner units outstanding	17,155	13,356	15,496	13,273

(1) Calculation includes the effect of the public offering on March 19, 2010 and, as a result, the general partner's interest was reduced to 1.34% for the three months ended June 30, 2010 and, based on a weighted average, 1.68% for the six months ended June 30, 2010. For the three and six months ended June 30, 2009, the general partner's interest was 1.73%.

(2) Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or loss. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the general partner's interest. Limited partners' interest in net income is divided by the weighted average limited partner units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$4,271	$662
Accounts receivable, net	252,520	335,912
Accounts receivable - affiliates	3,239	1,565
Inventories	443,296	465,923
Brokerage margin deposits	19,826	18,059
Fair value of forward fixed price contracts	8,195	3,089
Prepaid expenses and other current assets	49,689	37,648
Total current assets	781,036	862,858

Property and equipment, net	197,852	159,292
Intangible assets, net	34,766	28,557
Other assets	15,238	1,996

Total assets	$1,028,892	$1,052,703

Liabilities and partners' equity
Current liabilities:
Accounts payable	$202,603	$243,449
Working capital revolving credit facility - current portion	101,328	221,711
Environmental liabilities - current portion	3,326	3,296
Accrued expenses and other current liabilities	88,469	77,604
Income taxes payable	-	461
Obligations on forward fixed price contracts and other derivatives	9,562	21,114
Total current liabilities	405,288	567,635

Working capital revolving credit facility - less current portion	269,272	240,889
Acquisition facility	97,800	71,200
Environmental liabilities - less current portion	3,607	2,254
Accrued pension benefit cost	2,461	2,751
Deferred compensation	2,051	1,840
Other long-term liabilities	15,546	8,714
Total liabilities	796,025	895,283

Partners' equity	232,867	157,420

Total liabilities and partners' equity	$1,028,892	$1,052,703

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Reconciliation of net (loss) income to EBITDA
Net (loss) income	$(1,091)	$978	$13,937	$19,841
Depreciation and amortization and amortization of deferred financing fees	4,525	4,036	8,574	8,038
Interest expense	4,374	3,422	8,438	7,198
Income tax expense	-	150	387	875
EBITDA	$7,808	$8,586	$31,336	$35,952

Reconciliation of net cash provided by (used in) operating activities to EBITDA
Net cash provided by (used in) operating activities	$5,070	$(91,049)	$50,564	$20,181
Net changes in operating assets and liabilities and certain non-cash items	(1,636)	96,063	(28,053)	7,698
Interest expense	4,374	3,422	8,438	7,198
Income tax expense	-	150	387	875
EBITDA	$7,808	$8,586	$31,336	$35,952

Reconciliation of net (loss) income to distributable cash flow
Net (loss) income	$(1,091)	$978	$13,937	$19,841
Depreciation and amortization and amortization of deferred financing fees	4,525	4,036	8,574	8,038
Maintenance capital expenditures	(573)	(1,726)	(1,057)	(2,595)
Distributable cash flow	$2,861	$3,288	$21,454	$25,284

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$5,070	$(91,049)	$50,564	$20,181
Net changes in operating assets and liabilities and certain non-cash items	(1,636)	96,063	(28,053)	7,698
Maintenance capital expenditures	(573)	(1,726)	(1,057)	(2,595)
Distributable cash flow	$2,861	$3,288	$21,454	$25,284

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil
Executive Vice President, 781-894-8800
General Counsel and Secretary
Global Partners LP